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                                                                    Exhibit 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932


                       COAST LITIGATION TRUST ANNOUNCES
           ORDER GRANTING MOTION TO CERTIFY FOR INTERLOCUTORY APPEAL

          PASADENA, California, February 7, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), by order dated February 6, 2001, Judge Hewitt of the Claims Court granted Coast Federal's motion, filed on January 17, 2001, to certify for interlocutory appeal (the "Appeal") Judge Hewitt's December 28, 2000, decision granting partial summary judgement to the government as to the duration of Coast Federal's capital credit. Judge Hewitt's order also stayed all proceedings in the Litigation in the Claims Court.

          Coast Federal must file a petition with the United States Court of Appeals for the Federal Circuit (the "Court of Appeals") to hear the Appeal within 10 days, as such time period is defined in applicable statutes and the rules of the Court of Appeals, of Judge Hewitt's order, and the government will then have the opportunity to oppose such petition. If the Court of Appeals grants the petition, the Litigation will proceed before the Court of Appeals until the Appeal's resolution. If the Court of Appeals denies the petition, the Litigation will return to the Claims Court and will proceed toward trial on the issue of damages.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ.##